Exhibit 99.1

BXP ANNOUNCES EXECUTIVE LEADERSHIP UPDATE

Senior Executive Vice President Ray Ritchey Transitions to Less Than Full Time Role

BOSTON, MA, March 2, 2023 – BXP (NYSE: BXP), the largest publicly traded developer, owner, and manager of premier workplaces in the United States, today announced that Senior Executive Vice President Raymond A. Ritchey has elected to transition to a less than full time role. Although Mr. Ritchey will be allocating time to personal, business, and philanthropic pursuits outside of BXP, he will remain an integral member of the executive management team at BXP, and he will continue to support BXP’s Washington, DC, Los Angeles, and Seattle regional businesses, as well as coordinate companywide leasing and cross regional client relationships.

“Ray is one of the most recognized and respected figures in real estate in Washington, DC, and he contributes to BXP across many of our markets. We are delighted that Ray will continue to provide his time and talents to supporting BXP’s success,” said Owen Thomas, Chairman & CEO, BXP.

About BXP
BXP (NYSE: BXP) is the largest publicly traded developer, owner, and manager of premier workplaces in the United States, concentrated in six dynamic gateway markets - Boston, Los Angeles, New York, San Francisco, Seattle, and Washington, DC. BXP has delivered places that power progress for our clients and communities for more than 50 years. BXP is a fully integrated real estate company, organized as a real estate investment trust (REIT). As of December 31, 2022, including properties owned by unconsolidated joint ventures, BXP’s portfolio totaled 54.1 million square feet and 194 properties, including 13 properties under construction/redevelopment. For more information, please visit our website at www.bxp.com or follow us on LinkedIn or Instagram.

At the Company
Laura Sesody
Senior Vice President, Corporate Marketing & Communications
lsesody@bxp.com

Helen Han
Vice President, Investor Relations
hhan@bxp.com